As filed with the Securities and Exchange Commission on April 16, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANNING & NAPIER, INC.

(Exact Name of Registrant as Specified in Its Charter, including Zip Code)

Delaware	45-2609100
(State of incorporation)	(I.R.S. Employer Identification No.)

290 Woodcliff Drive

Fairport, New York 14450

(Address of Principal Executive Offices)

2011 Equity Compensation Plan

(Full Title of the Plan)

Richard B. Yates

Chief Legal Officer

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

(585) 325-6880

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Stephen E. Fox, Esq.

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

(212) 592-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Class A Common Stock, par value $0.01 per share	13,142,813	$16.31	$214,359,280.03	$29,238.61

(1)	Represents the maximum number of shares of Class A common stock issuable under the Manning & Napier, Inc. 2011 Equity Compensation Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issues in connection with any stock split, stock dividend or similar transaction.
(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, by averaging the high and low sales prices of Manning & Napier, Inc.’s Class A common stock as reported by the New York Stock Exchange on April 15, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Manning & Napier, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) (File No. 001-35355) are incorporated by reference and made a part of this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 13, 2013 (other than Item 2.02 and Exhibit 99 of Item 9.01), March 11, 2013 and April 1, 2013; and

•	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation limits its directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, the Registrant’s directors and officers will not be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the Registrant’s directors and officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of the Registrant’s directors and officers in its amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and the Registrant’s amended and restated certificate of incorporation provide that the Registrant will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with the Registrant against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, certain employment agreements to which the Registrant is a party provide for the indemnification of its employees who are party thereto.

The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1*	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011)

4.2*	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011)

4.3*	Form of Specimen Certificate representing Manning & Napier, Inc.’s Class A common Stock (filed as Exhibit 4.1 to Amendment No. 4 of the Registration Statement on Form S-1 (File No. 333-175309) of the Registrant which was filed with the Securities and Exchange Commission on November 7, 2011)

5.1	Opinion of Herrick, Feinstein LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Herrick, Feinstein LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)

99.1*	Manning & Napier, Inc. 2011 Equity Compensation Plan (filed as Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011)

99.2*	Form of Award Agreement under the Manning & Napier, Inc. 2011 Equity Compensation Plan (Filed as Exhibit 10.7 to Amendment No. 2 of the Registration Statement on Form S-1 (File No. 333-175309) of the Registrant, which was filed with the Securities and Exchange Commission on September 23, 2011)

99.3*	Form of Stock Option Agreement under the Manning & Napier, Inc. 2011 Equity Compensation Plan (Filed as Exhibit 10.8 to Amendment No. 2 of the Registration Statement on Form S-1 (File No. 333-175309) of the Registrant, which was filed with the Securities and Exchange Commission on September 23, 2011)

99.4	Form of Restricted Stock Unit Award Agreement under the Manning & Napier, Inc. 2011 Equity Compensation Plan

*	The exhibits have previously been filed with the SEC as part of the filing indicated and are incorporated herein by reference.

Item 9.	Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairport and State of New York, on this 16th day of April 2013.

MANNING & NAPIER, INC.

By:	/s/ Richard B. Yates
Name:	Richard B. Yates
Title:	Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Cunningham, James Mikolaichik and Richard B. Yates, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ William Manning	Chairman of the Board	April 16, 2013
William Manning

/s/ Patrick Cunningham	Chief Executive Officer and Director	April 16, 2013
Patrick Cunningham	(Principal Executive Officer)

/s/ B. Reuben Auspitz	Vice Chairman of the Board	April 16, 2013
B. Reuben Auspitz

/s/ James Mikolaichik	Chief Financial Officer	April 16, 2013
James Mikolaichik	(Principal Financial Officer)

/s/ Richard M. Hurwitz	Director	April 16, 2013
Richard M. Hurwitz

/s/ Edward J. Pettinella	Director	April 16, 2013
Edward J. Pettinella

/s/ Robert M. Zak	Director	April 16, 2013
Robert M. Zak

/s/ Barbara Goodstein	Director	April 16, 2013
Barbara Goodstein